Exhibit 10.3

FIRST AMENDMENT TO

PREFERRED STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT (the “Amendment”) is made as of this 20th day of December, 2006, by and between FOREFRONT HOLDINGS, INC., a Florida corporation, formerly known as Datrek Miller International, Inc. (the “Company”), and STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company and the Purchaser entered into that certain Preferred Stock Purchase Agreement, dated as of November 30, 2005 (the “Original Agreement”), whereby the Purchaser agreed to purchase up to 4,000,000 shares (subsequently increased to 4,500,000) of the Company’s Series B $2.00 Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) along with warrants to purchase an aggregate of 2,400,000 shares of the Company’s common stock (the “Common Stock”);

WHEREAS, the Company and the Purchaser desire to amend the Original Agreement to provide, among other things, for the purchase by the Purchaser of up to 2,000,000 shares of the Company’s Series C $4.00 Convertible Preferred Stock (the “Series C Preferred Stock”), the terms of which are as set forth in the Certificate of Designation of Series C $4.00 Convertible Preferred Stock attached hereto as Exhibit A (the “Series C Certificate of Designation”), and warrants to purchase an additional 1,200,000 shares of Common Stock (the “Warrants”) for an aggregate purchase price of $8,000,000 on the same terms and conditions set forth in the Original Agreement as amended hereby;

WHEREAS, in connection with the transactions contemplated by the Original Agreement, the Company granted certain registration rights to the Purchaser and certain other investors pursuant to the terms of that certain Registration Rights Agreement, dated as of November 30, 2005 (the “Registration Rights Agreement”) and

WHEREAS, the Company and the Purchaser desire to amend the Original Agreement and the Registration Rights Agreement as provided below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Agreement to Purchase Series C Preferred Stock; Purchase Price.

(a) Subject to the terms and conditions in the Original Agreement, as amended hereby, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Purchaser: (i) up to 2,000,000 shares of Series C Preferred Stock; and (ii) Warrants to purchase up to 1,200,000 shares of Common Stock based on a ratio of 6/10 Warrant share for each Series C Preferred Stock share issued, for an aggregate maximum purchase price of $8,000,000 ($4.00 per share of Series C Preferred Stock), which shall be payable in immediately available funds on the applicable closing dates as determined pursuant to Section 1(b) below.

(b) Delivery of the shares of Series C Preferred Stock to be purchased by the Purchaser hereunder shall be made in the form of one or more stock certificates, registered in such names as the Purchaser may specify and in each case dated as of each Closing Date (as defined below). Delivery of the Warrants to be purchased by the Purchaser hereunder shall be made in the form of one or more Warrants, registered in such names as specified in Schedule A hereto (based on the percentages listed therein). Payment of the aggregate purchase price for such shares of Series C Preferred Stock and Warrants shall be made by the Purchaser in the form specifically agreed by the parties or by wire transfer to an account of the Company, by 5:00 PM, Eastern Standard Time, on the applicable closing date (any such closing date being referred to herein as a “Closing Date”). The Closing Dates for the sale of the Series B Preferred Stock and corresponding Warrants through December 31, 2006 shall be as follows:

Closing Date	Purchase Price	Number of Shares of Series C Preferred Stock	Number of Warrants
November 3, 2006	$300,000	75,000	45,000
November 6, 2006	$300,000	75,000	45,000
November 10, 2006	$300,000	75,000	45,000
November 13, 2006	$300,000	75,000	45,000
November 17, 2006	$300,000	75,000	45,000
November 20, 2006	$300,000	75,000	45,000
November 24, 2006	$300,000	75,000	45,000
November 27, 2006	$400,000	100,000	60,000
December 1, 2006	$400,000	100,000	60,000
December 4, 2006	$400,000	100,000	60,000
December 8, 2006	$400,000	100,000	60,000
December 11, 2006	$400,000	100,000	60,000
December 15, 2006	$400,000	100,000	60,000
December 18, 2006	$400,000	100,000	60,000
December 22, 2006	$400,000	100,000	60,000
December 26, 2006	$400,000	100,000	60,000
December 29, 2006	$371,000	92,750	55,650

TOTAL through December 31, 2006	$6,071,000	1,517,750	910,650

Notwithstanding the foregoing, the Purchaser, in its sole discretion, may fund future amounts hereunder on different Closing Dates and in different amounts as set forth above based on requests received by the Company from time to time.

(c) Subsequent closings shall occur as and when agreed by the parties in order to finance the Company’s needs for acquisitions and working capital. The Company shall submit each sale request (a “Request”) to Purchaser at least two weeks before the desired Closing Date. In connection with each Request, the Company shall state the number of shares of Series C Preferred Stock to be sold, and shall provide to Purchaser the proposed use of proceeds, together with such information relating to the transaction and the Company’s business and financial condition as Purchaser shall request. Purchaser shall have the right to accept or reject any Request (or any funding hereunder) in its sole discretion.

2. Additional Amendments to the Original Agreement.

(a) Section 3(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Organization. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted. The Company has no other interest in any other entities except for its wholly-owned subsidiaries Forefront Group, Inc., Miller Golf Company, ForeFront Multimedia, LLC and Forefront Burton, Inc. (a wholly-owned subsidiary of Forefront Group, Inc.) as well as a 50% membership interest in ForeFront Crellin LLC. The Company is duly qualified as a foreign corporation and in good standing in all jurisdictions in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The minute books and stock record books and other similar records of the Company have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain true and complete records of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of organization through the date hereof. The Company has, prior to the execution of this Agreement, delivered to the Purchaser true and complete copies of the Company’s Articles of Incorporation, and Bylaws, each as amended through the date hereof. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.”

(b) Section 3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Capitalization. On the date hereof, the authorized capital of the Company consists of: (i) 500,000,000 shares of Common Stock, par value $0.001 per share, of which 7,548,239 shares are issued and outstanding and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, of which (A) 1,000,000 shares of Series A Preferred Stock are authorized, all of which are issued and outstanding, (B) 4,500,000 shares of Series B Preferred Stock are authorized, all of which are issued and outstanding and (C) 3,000,000 shares of Series C Preferred Stock are authorized, 225,000 of which are issued and outstanding. The Company’s filings with the Commission (the “Commission Filings”) accurately disclose the outstanding capital stock of the Company and all outstanding options, warrants, notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of the Common Stock or other equity interests in the Company upon conversion or exercise, setting forth for each such holder the type of security, number of equity shares covered thereunder, the exercise or conversion price thereof, the vesting schedule thereof (if any), and the issuance date and expiration date thereof. Other than as disclosed in the Commission Filings, there are no outstanding rights, agreements, arrangements or understandings to which the Company is a party (written or oral) which would obligate the Company to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the Commission. Other than as disclosed in the Commission Filings, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of the Company, including without limitation any voting trust agreement or proxy. The Commission Filings accurately disclose all the shares subject to “lock-up” or similar agreements or arrangements by which any equity shares are subject to resale restrictions and the Company has provided the Purchaser complete and accurate copies of all such agreements, which agreements are in full force and effect. Except as set forth in the Commission Filings, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities (as defined below).”

3. Registration Rights Agreement. The Registration Rights Agreement is hereby amended to provide that the Company shall prepare and file with the Securities and Exchange Commission on behalf of the Purchaser and the investors identified on Schedule A (along with any permitted transferee or assignee of Registrable Securities who agrees to become bound by all of the terms and provisions hereof), (i) on or prior to June 30, 2007 (on Form S-1 or SB-2, or other appropriate registration statement form) under the Securities Act of 1933, as amended (the “Registration Statement”), and (ii) if at least 20% of the Registrable Securities covered under the Registration Statement filed under (i) remain unsold during the effective period of such Registration Statement, then within 20 days following receipt of a written notice from the holders representing a majority of such unsold Registrable Securities, another Registration Statement so as to permit a resale of the Securities under the Securities Act by the Holders as selling stockholders and not as underwriters.

4. Miscellaneous.

(a) The Original Agreement and the Registration Rights Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.

(b) All terms and conditions applying to the “Series B Preferred Stock” contained in the Original Agreement and the Registration Rights Agreement (and the ancillary documents executed in connection therewith) shall apply equally to the Series C Preferred Stock and the Warrants issued hereunder and all references to “Securities” contained in the Original Agreement shall also include the Series C Preferred Stock. Without limiting the generality of the foregoing, all references to “Registrable Securities” contained in the Registration Rights Agreement shall also include the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the shares of Common Stock issuable upon exercise of the Warrants, the shares of Common Stock issuable upon the exercise of the warrants issuable in the event of a registration default pursuant to Section 4(e) of the Registration Rights Agreement and the shares of Common Stock issued as a dividend or other distribution with respect to the Conversion Shares, Warrant Shares or Default Warrant Shares.

(c) The Company’s representations and warranties contained in the Original Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date. The Company has performed all covenants and agreements required to be performed pursuant to the Original Agreement in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the Original Agreement.

(d) In the event of any conflict between the terms or provisions of this Amendment and the Original Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Original Agreement shall remain in full force and effect.

(e) Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the Original Agreement or the Registration Rights Agreement, as the case may be.

(f) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

Forefront Holdings, Inc.

By:	/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

PURCHASER:

Stanford International Bank Ltd.

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

SCHEDULE A

Warrants Distribution

Name	Address	% of Warrants
Stanford International Bank, Ltd.	No. 11 Pavilion Drive, St. John's, Antigua, West Indies	50%

Daniel T. Bogar	1016 Sanibel Drive, Hollywood, Fl. 33019	10%

William R. Fusselmann	141 Crandon Blvd. # 437 Key Biscayne, FL 33149	10%

Osvaldo Pi	6405 SW 104th Street Pinecrest, FL 33156	10%

Ronald M. Stein	6520 Allison Road Miami Beach, Fl. 33141	10%

Charles M. Weiser	3521 N. 55th Ave. Hollywood, FL 33021	10%

TOTAL		100%

EXHIBIT A

FOREFRONT HOLDINGS, INC.

a Florida corporation

CERTIFICATE OF DESIGNATION

OF

SERIES C $4.00 CONVERTIBLE PREFERRED STOCK

Pursuant to the Florida Business Corporation Act, the undersigned, being an officer of Forefront Holdings, Inc., a Florida corporation (the “Corporation”), does hereby certify that the following resolution was adopted by the unanimous consent of the Corporation’s board of directors (the “Board”) authorizing the creation and issuance of 3,000,000 shares of Series C $4.00 Convertible Preferred Stock:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Articles of Incorporation, as amended, of the Corporation, the Board hereby creates 3,000,000 shares of Series C $4.00 Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

2. Designation. The series of preferred stock shall be designated and known as “Series C $4.00 Convertible Preferred Stock” (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be 3,000,000. Each share of the Series C Preferred Stock shall have a stated value equal to $4.00 (the “Stated Value”).

3. Conversion Rights. The Series C Preferred Stock shall be convertible into the common stock, $0.001 par value, of the Corporation (“Common Stock”) as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 2, a holder of any shares of the Series C Preferred Stock (a “Holder”) shall have the right, at such Holder’s option at any time, to convert any of such shares of the Series C Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

(b) Automatic Conversion. Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Series C Preferred Stock, or (ii) upon the closing of a Qualified Public Offering. As used herein, a “Qualified Public Offering” shall be the commitment, underwritten public offering of the Corporation’s Common Stock registered under the Securities Act of 1933, as amended (the “Securities Act”), at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $3.00 per share of Common Stock (as adjusted for any stock dividends, combinations or split with respect to such shares), which generates aggregate net proceeds to the Corporation (after deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) equal to or exceeding $13,000,000.

(c) Conversion Rate. Each share of the Series C Preferred Stock is convertible into the number of shares of the Common Stock as shall be calculated by dividing the Stated Value by $4.00 (the “Conversion Price”; the conversion rate so calculated, the “Conversion Rate”), subject to adjustments as set forth in Section 2(e) hereof.

(d) Mechanics of Conversion.

(i) The Holder may exercise the conversion right specified in Section 2(a) by giving written notice to the Corporation at any time, that the Holder elects to convert a stated number of shares of the Series C Preferred Stock into a stated number of shares of Common Stock, and by surrendering the certificate or certificates representing the Series C Preferred Stock to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with the closing of a Qualified Public Offering, the conversion may, at the option of any holder tendering shares of Series C Preferred Stock for conversion, be conditioned upon the closing of the Qualified Public Offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of the Qualified Public Offering.

(e) Conversion Rate Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Corporation, each share of the Series C Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property

2

(including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series C Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series C Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of the Series C Preferred Stock.

(ii) Stock Dividends, Subdivisions, Reclassification, or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(iii) Issuances of Securities. If at any time on or before January 15, 2008 the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation’s securities which are convertible into or exercisable for shares of the Corporation’s Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price equal to the purchase price of the shares of Common Stock or the conversion or exercise price per share of the Corporation’s securities sold or issued. If at any time after January 15, 2008, the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation’s securities which are convertible into or exercisable for shares of the Corporation’s Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus the number of shares of the Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale.

(iv) Excluded Transactions. No adjustment to the Conversion Price shall be required under this Section 2(e) in the event of the issuance of shares of Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the Holders which stock options have an exercise or conversion price per share of less than the Conversion Price.

3

(v) Reservation, Validity of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series C Preferred Stock not therefore converted. Before taking any action which would cause an adjustment in the Conversion Rate such that Common Stock issuable upon the conversion of Series C Preferred Stock would be issued in excess of the authorized Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and non assessable shares of Common Stock at such adjusted Conversion Rate. Such action may include, but it is not limited to, amending the Corporation’s articles of incorporation to increase the number of authorized Common Stock.

(f) Approvals. If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series C Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series C Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(g) Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of the Series C Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

4. Liquidation.

(a) Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series C Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any Common Stock, an amount equal to the Stated Value per share of Series C Preferred Stock held by such Holder (the “Liquidation Pay Out”). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other preferred stock of the Corporation, if any, pursuant to the Corporation’s Articles of Incorporation, as amended, each such Holder shall be entitled to share with the holders of the Common Stock, the remaining assets of the Corporation available for distribution to the Corporation’s stockholders in proportion to the shares of Common Stock then held by the holders of the Common Stock and the shares of Common Stock which the holders then have the right to acquire upon conversion of the Series C Preferred Stock.

4

(b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series C Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation’s debts shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

(c) Merger, Reorganization or Sale of Assets. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series C Preferred Stock to receive at the closing in cash, securities or other property amounts as specified in Section 3(a), above. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

5. Voting Rights. Except as otherwise required under Florida law, the Holders of the Series C Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of Series C Preferred Stock shall be entitled to one vote for each share of Common Stock such share of Series C Preferred Stock would be convertible into at the record date set for such voting. Notwithstanding the foregoing, so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock as outlined herein, or (ii) create any new class of series of capital stock having a preference over the Series C Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event (“Senior Securities”), or (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series C Preferred Stock.

6. Dividends. The Holders of the Series C Preferred Stock shall not be entitled to receive dividends.

7. No Preemptive Rights. No Holders of the Series C Preferred Stock, whether now or hereafter authorized, shall, as such Holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of the Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation’s Articles of Incorporation, as amended.

5

9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth in this certificate of designation (“Certificate”) (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11. Status of Reacquired Shares. No shares of the Series C Preferred Stock which have been issued and reacquired in any manner or converted into Common Stock may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer this 13th day of November, 2006.

By:
Michael S. Hedge
Chief Executive Officer

6